                   SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934


__X_    Filed by the Registrant
____    Filed by Party other than the Registrant

Check the appropriate box:

____    Preliminary Proxy Statement
____    Confidential, for  Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
____    Definitive Proxy Statement
__X_    Definitive Additional Materials
____ Soliciting Materials pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       XEROX CORPORATION
          _________________________________________________
          (Name of Registrant as Specified in Its Charter)

          _________________________________________________
             (Name of Person(s) Filing Proxy Statement
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

__X_   No Fee Required.
____   Fee computed on table below per Exchange Act
       Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction
               applies:                       _______________________
          (2)  Aggregate number of securities to which transaction
               applies:                       _______________________
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ________________________
          (4)  Proposed maximum aggregate value of transaction:
                                              ________________________
          (5)  Total fee paid:                ________________________

____    Fee paid previously with preliminary materials.

____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:        _____________________
          (2)  Form, Schedule or Registration Statement No.:
                                              _____________________
          (3)  Filing Party:                  _____________________
          (4)  Date Filed:                    _____________________


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The Document Company
Xerox

Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut  06904
203 968-4515

Paul A. Allaire
Chairman & Chief Executive Officer


April 16, 1998


Dear:

Since your organization is a substantial investor in the Common Stock of Xerox, I am enclosing with this letter a copy of the proxy statement for the upcoming Annual Meeting of Shareholders to be held on May 21, 1998. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

Xerox has made excellent progress for its shareholders and continues to focus on driving future shareholder value. The proxy statement includes a management proposal (Proposal #3) to approve the 1998 Employee Stock Option Plan ("Plan"). It is intended that the Plan be utilized to approve grants to a broad base of employees as compared to the existing 1991 Long-Term Incentive Plan which is targeted for a smaller employee group. The purpose of the option plan is to increase the ownership in the company of the general employee population so as to align employee interests with those of the shareholders of the company. There are a number of specifics in the Plan which I would like to call to your attention.

--The option plan is limited to the grant of stock options only.
--The plan is performance-based in that the grant of options will be based upon one or more measures of company performance, such as earnings per share growth.
--The Plan will be utilized in tandem with other broad-based employee plans and grants made under the Plan will be in lieu of benefits under other plans. As a result, use of the Plan is likely to result in reduced compensation expense to Xerox.

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--The option exercise price is 100 percent of fair market value per share and cannot be repriced.
--Options vest 33% at the end of the waiting period, 33% on the first day of the second year following the waiting period, and 34% on the first day of the third year following the waiting period. This is consistent with the current vesting in the company's 1991 Long-Term Incentive Plan.
--The plan prohibits "reload" options where upon exercise a new option is automatically granted.

The Board of Directors and Management believe that this plan is in the best interest of shareholders and directly supports our ongoing focus on shareholder value.

I would very much appreciate your support of the Xerox 1998 Employee Stock Option Plan. Any comments or questions you may have concerning the proposals described in the proxy statement are welcome. Please feel free to call me at 203/968-4515, or Barry Romeril, Executive Vice
President and Chief Financial Officer, at 203/968-3439, or Margie
Filter, Vice President, Treasurer and Secretary, at 203/968-3336.

On behalf of our Board of Directors and the management of Xerox
Corporation, thank you for your continued interest and support.

Sincerely,



Paul A. Allaire

Enclosure
PAA/pw